DEUTSCHE BANK SECURITIES INC.
DEUTSCHE BANK TRUST COMPANY AMERICAS
60 Wall Street
New York, New York 10005

October 30, 2009                                                                                                CONFIDENTIAL

Simmons Bedding Company
One Concourse Parkway, Suite 800
Atlanta, Georgia 30328

Attn:           William S. Creekmuir
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Amendment to Commitment Letter

Ladies and Gentlemen:

Reference is made to the Commitment Letter (the “Commitment Letter”) dated as of August 20, 2009 among Deutsche Bank Trust Company Americas (“DBTCA”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBTCA, “DB”, “we” or “us”), Bedding Holdco Incorporated (“BHI”), Simmons Bedding Company (“SBC”),  and certain of SBC’s subsidiaries (individually and collectively, the “Entities,” and together with SBC and BHI, collectively, the “Company”) regarding our arrangement of a super-priority secured debtor-in-possession revolving credit facility in an aggregate principal amount of US$35,000,000 (the “Facility”).

Whereas, the Company has requested that the Commitment Letter be amended pursuant to paragraph 12 of the Commitment Letter to extend the termination date thereof and the parties to the Commitment Letter hereby agree to the following terms:

1.  Amendment to Termination Date.  The last sentence of the final paragraph of the Commitment Letter is hereby deleted in its entirety and replaced with the following:

“In the event that the entry of the initial order approving the Facility does not occur on or before November 30, 2009, then this Commitment Letter and the commitments hereunder shall automatically terminate unless the Bookrunner and the Initial Lender shall have received from the Company on or prior to November 30, 2009 the Amendment Fee, in which case this Commitment Letter and the commitments hereunder shall automatically terminate on December 31, 2009.”

2.  Continuing Effect of the Commitment Letter.  Except as expressly amended hereby, the provisions of the Commitment Letter are and shall remain in full force and effect.

3.  Conditions to Effectiveness.  The terms of this letter agreement shall become effective upon DBTCA having received (i) counterparts of this letter agreement duly executed and delivered by the Company and us and (ii) from the Company a fee paid to DBTCA in an amount equal to the Amendment Fee.

If the foregoing correctly sets forth our understanding, please so indicate by executing this letter.

Very truly yours,

DEUTSCHE BANK TRUST COMPANY  AMERICAS

By	Keith C. Braun
Name:  Keith C. Braun
Title:  Managing Director

By	Vincent D'Amore
Name:  Vincent D'Amore
Title:  Director

DEUTSCHE BANK SECURITIES INC.

By	Keith C. Braun
Name:  Keith C. Braun
Title:  Managing Director

By	Vincent D'Amore
Name:  Vincent D'Amore
Title:  Director

Accepted and agreed to as of the date first
written above by:

SIMMONS BEDDING COMPANY
For itself and each of its affiliates
constituting the Company

By: /s/ William Creekmuir
Name:  William Creekmuir
Title:  Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary